Exhibit 99.1

SenesTech Reports Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

PHOENIX, Ariz., December 20, 2022 SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today reported the grant of inducement equity awards outside of the Company’s 2018 Equity Incentive Plan to Joel Fruendt, its newly appointed Chief Executive Officer and two other newly hired employees. The grants were approved by the Compensation Committee of the Board of Directors as inducements material to Mr. Fruendt and two others entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The inducement grant to Mr. Fruendt consisted of (i) 18,799 restricted stock units (RSUs) of SenesTech’s common stock and (ii) time-based stock options (Options) to purchase 71,500 shares of SenesTech’s common stock. The RSUs will vest quarterly over a 12-month period, with one quarter of the RSUs vesting each quarter. The Options shall vest monthly over a three-year period and have a five-year term. The Options will have an exercise price of $2.66 per share, equal to the per share closing price of SenesTech’s common stock as reported by Nasdaq on December 14, 2022.

The inducement grant to two other newly hired employees, Dan Palasky, Chief Technical Officer, and Alice Myton, VP and Corporate Controller, consist of Options to purchase 26,500 and 1,000 shares of SenesTech’s common stock, respectively. The Options shall vest monthly over a three-year period and have a five-year term. The Options will have an exercise price of $2.66 per share, equal to the per share closing price of SenesTech’s common stock as reported by Nasdaq on December 14, 2022.

About SenesTech

We are the experts in rat fertility control. Our passion is to create a healthy environment by better controlling rat pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses, and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we are committed to improving the health of the world by humanely managing animal populations through fertility control.

For more information visit https://senestech.com/ and https://contrapeststore.com.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143